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                                                                   EXHIBIT 10.19


                               [SYNON LETTERHEAD]


May 15, 1997



                              This letter encompasses the original letter dated 4/17/97 and the Addendum dated 5/2/97.


Mr. Kevin Kilroy
37 Springbrook Lane
New Arch, DE 97711


Dear Kevin:


I am pleased to confirm my verbal offer for you to join Synon Corporation as Vice President, North America Sales & Marketing. This letter sets forth the terms of your employment offer with Synon as follows:

        1. You will serve in the position of Vice President, North America Sales & Marketing, reporting to the Chief Executive Officer and assume and discharge such responsibilities as are commensurate with this position. You shall comply with and be bound by Synon's operating policies, procedures, and practices. It is anticipated that the effective date of your employment will be on or about June 3, 1997.

        2. During the term of your employment with Synon you shall devote your full time, skill and attention to your duties and responsibilities, and shall perform them faithfully, diligently and competently, and you shall use your best efforts to further the business of Synon. Your employment with Synon is for an unspecified duration that constitutes at-will employment and either Synon or you can terminate this relationship at any time.

        3. In consideration of your services, you will be paid a salary of $16,667 per month (annualized rate of $200,000), payable semi-monthly in accordance with Synon's standard payroll in practices. As with other officers of Synon, this base compensation will be reviewed annually by the Board of Directors.

        4. In addition to your base compensation, the Board of Directors shall adopt an executive bonus program under which you shall be entitled to earn incentive compensation based upon the satisfaction of certain performance goals. It is contemplated that these performance objectives will be determined by the Chief Executive Officer in consultation with you, and will concern such matters as North America revenue and profitability and Corporate objectives. The bonus will be targeted at $75,000 annually plus additional overachievement milestones and will be paid according to the Payout Schedule, Attachment A-2. Further incentive compensation may, at the sole discretion
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            of the Board of Directors, be provided for overachievement of corporate objectives.

        5. Your 1997 Bonus Target will be prorated for a partial year. Assuming a June 3 start date, the '97 target is $44K. Per our agreement, you will be guaranteed a minimum payout of 80%.

        6. You will be given a non-recoverable draw of $3,000 per month for the first five months of employment.

        7. You will be entitled to receive Synon's fringe benefits made available to other employees and officers to the full extent of your eligibility therefor. You shall be entitled to three weeks of paid vacation per year (which shall not accrue in excess of three weeks per year). During your employment, you shall be permitted, to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, or similar benefit plan of Synon that may be available to other comparable employees generally on the same terms as such other employees. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. Business expenses, incurred by you will be reimbursed according to Synon's expense reimbursement policy.

        8. As long as you were covered under your prior plan and have not had more than a 90 day break in coverage, you will be covered without waiver of pre-existing conditions.

        9. Upon your acceptance of employment you will be granted a non-statutory option to purchase 200,000 shares of Synon Common Stock under Synon's 1990 Stock Option Plan subject to approval of the Board of Directors. The option price shall be at the per share fair market value as of the date of your acceptance. The option shall have a term of ten years. The Option Agreement will provide that your right to exercise the option will vest cumulatively over a period of four years, vesting at 25% on the first anniversary of the effective date of your employment and thereafter on a monthly basis (2.0833% per month).

            In addition, (i) upon any Change of Control of Synon Corporation (as defined herein), then 25,000 shares of your unvested option shares shall vest and become exercisable and any of the then remaining unvested options will vest monthly in equal increments over the balance of the original vesting period and (ii) if your employment is involuntarily terminated or Constructively Terminated (as defined herein) within twelve (12) months after a Change of Control (it being the intention that you will agree to remain employed for at least one year following a "Change of Control"), then your options shall be accelerated to become immediately exercisable for 50% of the total number of unvested shares subject thereto.

       10. In addition, if your employment is involuntarily terminated other than for "cause" (as defined herein) with Synon (i) prior to a Change of Control (as defined herein), you shall receive twelve months base salary as severance, or, (ii) is involuntarily
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        terminated or Constructively Terminated (as defined herein), other than for cause, within one year following a Change of Control then you shall receive 1 year's base salary as severance.

11. For purposes of the foregoing, termination "for cause" shall mean (i) the willful failure by you substantially to perform your material duties after a written demand for substantial performance is delivered to you by the Chief Executive which specifically identifies the manner in which he believes that you have not substantially performed your duties; (ii) the failure (in a material respect) by you to follow a written, lawful order or directive from the Chief Executive; (iii) the conviction of you of any crime involving the property or business of Synon or its affiliates; or (iv) any act of moral turpitude in connection with the performance of your duties hereunder.

12. For purposes of the foregoing, a "Change of Control of Synon" shall be deemed to have occurred if (i) Synon sells or otherwise disposes of all or substantially all of its assets; (ii) there is a merger or consolidation of Synon with any other corporation or corporations, provided that the shareholders of Synon, as a group, do not hold, immediately after such event, at least 50% of the voting power of the surviving or successor corporation; (iii) any person or entity, including any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange
        Act) of Common Stock of Synon representing 50% or more of the total voting power of the outstanding voting securities of Synon (exclusive of persons who are now officers or directors of Synon).

13. For purposes of the foregoing, your employment with Synon shall be deemed to have been "Constructively Terminated" if there shall occur (i) a material reduction in salary or benefits (taken as a whole); or (ii) a material change in your responsibilities as Vice President of North American Sales & Marketing, or (iii) a requirement to relocate, except for office relocations that would not increase your one-way commute by more than 50 miles.

14. Synon agrees to reimburse you for up to $63,000 in documented relocation expenses such as house hunting trips to the Bay Area, the cost of moving your household goods and personal property, temporary accommodations and the reimbursement of income taxes assessed on your taxable relocation expenses. You agree to reimburse Synon for reimbursed relocation expenses should you voluntarily leave Synon within eighteen months of your hire date. Synon will waive its rights to 1/18th of these relocation expenses for every month of continued employment.

15. The position of Vice President, North America Sales & Marketing, is located at company HQ, in Larkspur, California. Relocation of your family to California should happen as soon as possible. Understanding the need to sell your house, I will be flexible in the transaction and would expect this to be completed within twelve months.
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        16.  Since you will be spending considerable time in the field, your interim personal living expenses in California will be covered under T & E.

        17. Upon acceptance of this offer, you will be required to sign Synon's standard employee proprietary information agreement.

I am delighted to have you as a part of the Synon Executive Team. Your leadership will help us achieve new records. Please acknowledge acceptance of this offer by signing and returning the enclosed copy of this letter. Synon and you shall undertake to promptly prepare and execute all of the documents and agreements as are reasonably necessary to carry out the intentions expressed herein.

Very truly yours,

/s/ RICHARD H. GOLDBERG
-------------------------
Richard H. Goldberg
President and CEO

Attachments

Accepted by:

/s/ KEVIN KILROY
-------------------------
Kevin Kilroy


Dated: May 23, 1997
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Attachment A-2


                                PAYOUT SCHEDULE


              REVENUE                                     PROFIT
Quota Attained       Bonus Earned          Quota Attained       Bonus Earned
--------------       ------------          --------------       ------------

    0-69                  0                     65                   0
      70                 20                     70                  10
      80                 40                     80                  50
      90                 70                     90                  80
     100                100                    100                 100
     110                125                    110                 115
     120                150                    120                 145
                                               130                 180